UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

February 8, 2005

PROTEIN DESIGN LABS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

34801 Campus Drive

Fremont, California 94555

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(510) 574-1400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02                                             Unregistered Sales of Equity Securities

On February 8, 2005, Protein Design Labs, Inc. (“PDL”) entered into a definitive agreement to offer and sell $250 million aggregate principal amount of 2.00% Convertible Senior Notes due 2012 (the “Notes”) in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act.   In addition, PDL has granted the initial purchasers of the Notes an option to purchase up to an additional $50 million aggregate principal amount of the Notes.  The Notes will be convertible into shares of the Company’s common stock at an initial conversion rate of 42.219 shares per $1,000 principal amount of Notes (which is equivalent to a conversion price of approximately $23.69 per share).  The offering will generate aggregate proceeds of approximately $242 million (approximately $290 million if the initial purchasers exercise in full their option to purchase additional Notes). Aggregate estimated offering expenses in connection with the transaction, including initial purchasers’ discounts and commissions, will be approximately $8.0 million (approximately $10.0 million if the initial purchasers exercise in full their option to purchase additional Notes). The offering is expected to close on February 14, 2005.

Item 8.01                                             Other Events

On February 9, 2005, PDL issued a press release announcing that it had priced its previously announced private placement of its Convertible Senior Notes due 2012.  A copy of the press release is attached to this current report on Form 8-K as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(c)                                  Exhibits.

Exhibit No.	Description

99.1	Press Release of PDL dated February 9, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    February 9, 2005

PROTEIN DESIGN LABS, INC.

By:	/s/ Sergio Garcia-Rodriguez
Sergio Garcia-Rodriguez
Vice President, Legal, General Counsel and Assistant Secretary